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                                  EXHIBIT 2.1














                        AGREEMENT REGARDING CASH BALANCE
                          AND AMENDMENT NO. 1 TO THE
                          AGREEMENT AND PLAN OF MERGER


                         Dated as of October 25, 1994,


                                     Among



                            PARK ACQUISITIONS, INC.,



                       PARK ACQUISITIONS SUBSIDIARY, INC.



                                      And



                           PARK COMMUNICATIONS, INC.










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                    AGREEMENT AND AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN
                    OF MERGER among PARK ACQUISITIONS, INC., a Delaware Corporation ("Parent"), PARK ACQUISITIONS SUBSIDIARY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and PARK COMMUNICATIONS, INC. a Delaware corporation (the "Company"), dated as of October 25, 1994, Regarding Redemption of the Company's Convertible Debentures and the Company's Cash Balance (this "Agreement").


          WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of October 25, 1994 (the "Merger Agreement"); and
          WHEREAS, Parent and Sub had agreed under the Merger Agreement to pay $30.50 for each share of Park Common Stock ("the "Merger Consideration") derived by dividing the total dollar consideration to be paid by Parent of $711,427,000.00 (the "Aggregate Merger Consideration") by 23,325,475, the sum of the number of shares of Park Common Stock issued and outstanding as of September 30, 1994 and the number of shares of Park Common Stock into which the Company's then outstanding Convertible Debentures could be converted at or prior to the time of the Closing; and
          WHEREAS, Parent's and Sub's ability to pay the Aggregate Merger Consideration was based upon the assumption that there would be at least $138 million of cash available from the accounts of the Company at the time of Closing, after taking into account the payment of all fees and expenses incurred by the Company in connection with the transactions contemplated by the Merger Agreement, and that if this minimum cash amount was available, $138 million would be distributed to the holders of Park Common Stock at Closing as part of the Merger Consideration; and
          WHEREAS, Parent and Sub had, in their final proposal to acquire the Company, offered that to the extent the cash balance in the accounts of the Company at the Closing exceeded $150 million, after payment of all fees and expenses of the Company incurred in connection with transactions contemplated by the Merger Agreement, such excess would be distributed to holders of Park's Common Stock immediately prior to the Closing as additional Merger Consideration; and
          WHEREAS, the Company desires to redeem the Debentures prior to the Closing in order to cause the conversion or redemption of the Debentures prior to the Closing and that any redemptions shall reduce the number of shares of Park's Common Stock which could be issued and outstanding at the Closing; and
          WHEREAS, the parties desire to clarify their intentions regarding the foregoing matters and to amend the Merger Agreement to the extent necessary to adequately reflect their mutual understandings in connection with such matters as they relate to the terms of the Merger Agreement;
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth below, the parties agree as follows:
          SECTION 1. Amendment of Merger Agreement; Terms. To the extent inconsistent with the provisions of the Merger Agreement, the provisions of this Agreement shall prevail and the Merger Agreement shall be amended in accordance with the provisions set forth herein, which provisions shall be deemed incorporated by reference into the Merger Agreement. All terms used in this Agreement unless otherwise defined, shall have the meanings ascribed to them under the Merger Agreement.
          SECTION 2. Redemption of Debentures and Merger Consideration. Parent and Sub hereby consent to the redemption of all of the Debentures outstanding on a redemption date to be set by the Company, which date shall
be on or before March 1, 1995.   The parties agree that, notwithstanding
any term of the Merger Agreement to the contrary, the Merger Consideration shall be adjusted so that such consideration is determined by dividing the Aggregate Merger Consideration (as adjusted pursuant to Sections 3 and 4 hereof) by the actual number of shares outstanding immediately prior to the Closing.
          SECTION 3. Cash Balance at Closing. The Company agrees that at the time of Closing there shall be at least $138 million of cash in its account at Wachovia Bank of North Carolina, N.A. (the "Primary Bank Account") available for distribution after payment of all expenses and costs incurred by the Company in connection with the transactions contemplated by the Merger Agreement, and, subject to the following proviso and Section 4 hereof, $138 million shall be distributed at the Closing to the holders of Park Common Stock as part of the Merger Consideration; provided, however, to the extent less than $138 million in cash is in the Primary Bank Account and available for distribution, the amount of cash in such account shall be distributed to holders of Park Common Stock at the Closing, and the Aggregate Merger Consideration shall be reduced to take into account the extent of such shortfall hereof;
          SECTION 4. Excess Cash Balance. Amounts of cash in the Primary Bank Account in excess of $138 million and less than $150 million shall be retained by the Company for the benefit of Parent and Sub and shall not be distributed as Merger Consideration. Amounts of cash in the Primary Bank Account in excess of $150 million and available for distribution after payment of fees and all expenses incurred in connection with this transaction by the Company shall increase the Aggregate Merger Consideration to the extent of such excess amount and shall be distributed to the holders of Park Common Stock as additional Merger Consideration.
          SECTION 5. Representations and Warranties. Each party represents and warrants: (i) this Agreement has been duly authorized, executed and delivered by it; (ii) this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
(iii) the execution and delivery of this Agreement by it, and the performance of its obligations thereunder, will not conflict with, or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, any contract, agreement, or other instrument known to it to which it is a party or by which either it or its properties are bound, or violate the laws of the State of New York or the Federal laws of the United States.
         SECTION 6. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a)  if to Parent or Sub, to

               Donald R. Tomlin, Jr.
               306 Pinehurst Drive
               Dothan, Alabama  36303
               (205) 712-7400 (telephone)
               (205) 712-7447 (facsimile)

               Gary B. Knapp, D.B.A.
               Knapp Securities, Inc.
               333 West Vine Street, #300
               Lexington, Kentucky  40507
               (606) 281-6595 (telephone)
               (606) 254-8639 (facsimile)

               with a copy to:

               Eckert Seamans Cherin & Mellott
               One International Place, 18th Floor
               Boston, Massachusetts  02110

               Attention:  Stephen I. Burr, Esq.
               (617) 342-6833 (telephone)
               (617) 342-6899 (facsimile)

          (b)  if to the Company, to

               Park Communications, Inc.
               Terrace Hill
               P.O. Box 550
               Ithaca, NY  14850

               Attention:  Mr. Wright M. Thomas
               (607) 272-0054 (facsimile)
               (607) 272-9020 (telephone)

               with a copy to:

               Sutherland, Asbill & Brennan
               1275 Pennsylvania Avenue, N.W.
               Washington, D.C.  20004-2404

               Attention:  Jerome B. Libin, Esq.
               (202) 637-3593 (facsimile)
               (202) 383-0100 (telephone)


         SECTION 7. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this
Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."
         SECTION 8.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
         SECTION 9.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
         SECTION 10. Assignment. This Agreement and the rights, interests and obligations hereunder constitute part of the Merger Agreement and may not be assigned, except as part of the Merger Agreement.  Upon any permitted assignment of the Merger Agreement, this Agreement and the rights, interests and obligations hereunder shall automatically be assigned as a part thereof without any further action by any party and will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
         SECTION 11.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this
Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New
York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any
New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state
court sitting in the State of New York or a New York state court.
           IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
                              PARK ACQUISITIONS, INC.


                              by:   /s/ Donald R. Tomlin
                                   Name:   Donald R. Tomlin, Jr.
                                   Title:  President


                              by:   /s/ Gary B. Knapp
                                   Name:   Gary B. Knapp
                                   Title:  Chairman of the Board of
                                           Directors,
                                           Vice President &
                                           Treasurer

                              PARK ACQUISITIONS SUBSIDIARY, INC.


                              by:   /s/ Donald R. Tomlin
                                   Name:   Donald R. Tomlin, Jr.
                                   Title:  President


                              by:   /s/ Gary B. Knapp
                                   Name:   Gary B. Knapp
                                   Title:  Chairman of the Board
                                           of Directors,
                                           Vice President &
                                           Treasurer

                              PARK COMMUNICATIONS, INC.


                              by:   /s/ Wright M. Thomas
                                   Name:   Wright M. Thomas
                                   Title:  President
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